Exhibit 23
CONSENT OF INDEPENDENT AUDITORS

The Board of Managers and Members
BF Bolthouse Holdco, LLC:

We consent to the incorporation by reference in the Registration Statement (No. 333-178119) on Form S-3 and (Nos. 333-173583; 333-173582; 333-160381; 333-157850; 333-134675; 333-112319; 333-22803; 33-59797; and 33-56899) on Forms S-8 of Campbell Soup Company of our report dated June 15, 2012, with respect to the consolidated balance sheet of BF Bolthouse Holdco, LLC as of March 31, 2012, and the related consolidated statements of operations, members' equity and accumulated other comprehensive income, and cash flows for the year ended March 31, 2012, which report appears in the Form 8-K/A of Campbell Soup Company dated October 19, 2012.

/s/ KPMG LLP
Sacramento, CA
October 19, 2012